Exhibit No. 15



July 22, 1994

Koger Equity, Inc.
Jacksonville, Florida

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 1994 and 1993, as indicated in our report dated May 6, 1994, which includes an explanatory paragraph relating to uncertainties pertaining to pending litigation and to an indemnity agreement with certain former directors of Koger Properties, Inc.; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, is being used in this Registration
Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE
Jacksonville, Florida